UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. ___)

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BM Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 9, 2022

BM TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38633	82-3410369
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 King of Prussia Road, Suite 350

Wayne, PA 19087

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (877) 327-9515

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	BMTX	NYSE American LLC
Warrants to purchase Class A Common Stock	BMTX.W	NYSE American LLC

Item 5.02(d) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On and effective May 9, 2022, the Board of Directors (the “Board”) of BM Technologies, Inc. (the “Company”) unanimously adopted resolutions taking the following action:

●	Increasing the number of directors of the Company from seven to eight;

●	Appointing John J. Dolan as director, who qualifies as independent within the meaning of the independent director guidelines of the NYSE American; and

●	Appointing Mr. Dolan to the Audit Committee of the Board as its chairperson.

Since 2018, Mr. Dolan has served as Founder and Manager of Dolan Financial Solutions, LLC, a business strategy and financial consulting firm and loan broker. From 2015 to 2017, Mr. Dolan was the Founder and Managing Member of Dolan Finance, LLC, the general partner for Dolan Real Estate Finance, LP, a private investment fund that deals in financing short-term commercial real estate transactions. Mr. Dolan was Chairman of the Board of Directors of Atlantic Coast Financial Corporation (Nasdaq: ACFC) from 2016 until its acquisition by Ameris Bancorp in 2018. During that time, he also served as Chairman of ACFC’s Audit Committee.

From 1980 to 2011, Mr. Dolan was employed by First Commonwealth Financial Corporation (NYSE: FCF) and its predecessor (First Commonwealth) headquartered in Indiana, Pennsylvania. Mr. Dolan most recently served as the President and Chief Executive Officer of First Commonwealth after serving as its Chief Financial Officer for twenty years and was also a director from 2007 to 2011. In these roles, he helped transform First Commonwealth from a bank with $200 million in assets to a publicly traded bank holding company with $6 billion in assets.

Throughout his banking tenure, Mr. Dolan was active in industry groups such as the Financial Services Roundtable, Pennsylvania Bankers Association, and the American Bankers Association.

Mr. Dolan is an active angel investor and is experienced in economic development and assisting early-stage companies during their development. He serves on the board of directors of Pratter, Inc., an early-stage company that provides transparency to reduce healthcare costs and has served on several not-for profit boards. Mr. Dolan earned his B.S. in Business Administration with a specialization in accounting from West Liberty University.

Mr. Dolan brings to our Board extensive financial expertise and experience as the strategic and financial leader of a community bank, including raising capital, preparing financial reports, developing strong internal controls, development of executive management teams, and achieving growth through acquisitions.

As a non-employee director on the Board, Mr. Dolan will be compensated for service as a director in accordance with the Company’s Compensation of Directors policy. There are no arrangements or understandings between Mr. Dolan and any other person pursuant to which he was selected as a director. Mr. Dolan has no direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K or Item 5.02(d) of Form 8-K.

The press release issued by the Company on May 13, 2022 announcing Mr. Dolan’s appointment to the Company’s Board is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated May 13, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BM Technologies, Inc.

Dated: May 13, 2022	By:	/s/ Luvleen Sidhu
Luvleen Sidhu
Chief Executive Officer

Exhibit 99.1

bm technologies (bmtx) RUBENSTEIN PUBLIC RELATIONS CONTACT: BRIGIT HENNAMAN 212-805-3005 BHENNAMAN@RUBENSTEINPR.COM

BM Technologies, Inc. (BMTX) Announces John Dolan as New Board Member

RADNOR, PA, May 13, 2022 (GLOBE NEWSWIRE) -- BM Technologies, Inc. (NYSE American: BMTX), one of the largest digital banking platforms and Banking-as-a-Service (BaaS) providers in the country, is proud to announce the expansion of its Board with the naming of John Dolan to the Audit Committee and as its chairperson.

Dolan has worked in the banking world for more than 30 years, as both a CFO and then CEO of First Commonwealth Financial Corporation (NYSE American: FCF). Before becoming CEO of First Commonwealth, Dolan served as the company’s CFO for more than 20 years. As CFO, he directed financial accounting and reporting, management and regulatory reporting, budgeting, tax planning, and all internal controls, as well as a broad range of M&A activity. During his tenure as a member of the executive team, he helped transform the bank from a $200 million asset institution to a publicly traded bank holding company with $6 billion in assets.

“We are delighted to welcome John Dolan to the Board,” stated Luvleen Sidhu, Chair, CEO, and Founder of BMTX.” Mr. Dolan brings to our Board extensive financial and regulatory expertise and experience as the strategic and financial leader of a community bank, including raising capital, preparing financial reports, developing strong internal controls, developing executive management teams, and achieving growth through acquisitions. As a newly formed public company and as we navigate our transition to a true fintech bank, his experience is invaluable.”

John is also the founder of Dolan Financial Solutions, a consulting firm helping entities discover appropriate financing options to execute their strategic and growth plans. Reflecting his passion for public service and community building, Dolan has been active in economic development and assisting early-stage companies during their development. He is an experienced angel investor and a member of the board of directors of Pratter, Inc., an early-stage company that provides transparency to reduce healthcare costs. Dolan also served as the Non-Executive Chairman of the Board and Audit Committee Chair of Atlantic Coast Financial Corp. (NASDAQ: ACFC), beginning in late 2013 until its successful turnaround and sale in 2018.

Dolan remained active in industry groups throughout his banking tenure, including the Financial Services Roundtable (now the Bank Policy Institute), the Pennsylvania Bankers Association, and the American Bankers Association. Dolan resides in Indiana, PA, and has served on several not-for-profit boards. He is currently the Board Chair for West Liberty University Foundation, Inc. and on the McGowan Institute for Regenerative Medicine advisory board in Pittsburgh, PA.

bm technologies (bmtx) RUBENSTEIN PUBLIC RELATIONS CONTACT: BRIGIT HENNAMAN 212-805-3005 BHENNAMAN@RUBENSTEINPR.COM

He earned his B.S. in Business Administration with a Specialization in Accounting in 1978 from West Liberty University in West Virginia.

“I am honored and delighted to be joining the Board,” said Dolan. “BMTX represents the future of banking, and I am excited to add my expertise and collaborate with other board and executive committee members to ensure the best interests of our shareholders.”

Launched in 2015, BMTX is one of America’s largest digital financial services platforms with approximately two million accounts. BMTX is on a mission to financially empower millions of Americans by providing a more affordable, transparent, and consumer friendly digital banking experience. BMTX is a pioneer in the BaaS sector, powering non-banks to expand access to digital banking products through its award-winning technology. BMTX also currently provides disbursement services at approximately 750 college and university campuses (covering one out of every three college students in the U.S.) through BankMobile Disbursements. BMTX recently announced the signing of a definitive agreement to merge with First Sound Bank, a Seattle, Washington-based business bank. The combined company will be a fintech-based bank focused on serving customers digitally nationwide. The transaction is subject to regulatory approvals and other customary closing conditions and is expected to close in the second half of 2022.

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About BM Technologies, Inc.

BM Technologies, Inc. (NYSE American: BMTX)—formerly known as BankMobile—is among the largest digital banking platforms and Banking-as-a-Service (BaaS) providers in the country, providing access to checking and savings accounts, personal loans, credit cards, and financial wellness. It is focused on technology, innovation, easy-to-use products, and education with the mission to financially empower millions of Americans by providing a more affordable, transparent, and consumer-friendly banking experience. The BM Technologies (BMTX) digital banking platform employs a multi-partner distribution model, known as “Banking-as-a-Service” (BaaS), that enables the acquisition of customers at higher volumes and substantially lower expense than traditional banks, while providing significant benefits to its customers, partners, and business. BM Technologies (BMTX) currently has approximately two million accounts and provides disbursement services at approximately 750 college and university campuses (covering one out of every three college students in the U.S.). BM Technologies, Inc. (BMTX) is a technology company and is not a bank, which means it provides banking services through its partner bank. More information can also be found at www.bmtx.com.